Exhibit 99.1

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Leafly Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leafly Holdings, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Marcum LLP

San Jose, CA

March 31, 2022

PCAOB ID # 688

LEAFLY HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$28,565	$4,818
Accounts receivable, net of allowance for doubtful accounts of $1,848 and $1,131, respectively	2,958	2,398
Deferred transaction costs	2,840	—
Prepaid expenses and other current assets	1,347	1,608
Restricted cash	130	116
Total current assets	35,840	8,940
Property and equipment, net	313	523
Total assets	$36,153	$9,463

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,048	$1,599
Accrued expenses and other current liabilities	8,325	3,565
Related party payables	—	645
Deferred revenue	1,975	1,585
Convertible promissory notes, net	31,377	—
Total current liabilities	44,725	7,394

Commitments and contingencies (Note 7)

Stockholders' equity (deficit)
Series A preferred stock; $0.0001 par value; 20,033 authorized, 18,702 issued and outstanding, and aggregate liquidation preference of $19,436 at December 31, 2021 and December 31, 2020, respectively	2	2
Common stock; $0.0001 par value; 211,251 and 209,651 authorized at December 31, 2021 and December 31, 2020, respectively; 76,412 and 75,395 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	8	8
Additional paid-in capital	61,188	59,805
Accumulated deficit	(69,770)	(57,746)
Total stockholders' equity (deficit)	(8,572)	2,069
Total liabilities and stockholders' equity (deficit)	$36,153	$9,463
See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$43,036	$36,392
Cost of revenue	4,983	4,962
Gross profit	38,053	31,430
Operating expenses
Sales and marketing	19,640	13,189
Product development	13,896	14,485
General and administrative	15,142	13,052
Total operating expenses	48,678	40,726
Loss from operations	(10,625)	(9,296)
Interest expense, net	(1,349)	(637)
Other expense, net	(50)	(31)
Net loss	$(12,024)	$(9,964)

Basic and diluted loss per share	$(0.16)	$(0.13)
Weighted-average basic and diluted shares outstanding	75,791	76,431
See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Series A Preferred Stock		Class 1, Class 2, and Class 3 Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	76,776	$8	$42,588	$(47,782)	$(5,186)
Net loss	—	—	—	—	—	(9,964)	(9,964)
Stock-based compensation	—	—	—	—	1,158	—	1,158
Exercise of stock options	—	—	548	—	733	—	733
Common stock repurchased			(1,929)		—		—
Conversion of promissory notes into Series A preferred stock, net	15,214	2			11,836		11,838
Series A preferred stock issued, net	3,488	—	—	—	3,490	—	3,490
Balance at December 31, 2020	18,702	$2	75,395	$8	$59,805	$(57,746)	$2,069
Net loss	—	—	—	—	—	(12,024)	(12,024)
Stock-based compensation	—	—	—	—	1,022	—	1,022
Exercise of stock options	—	—	1,017	—	361	—	361
Balance at December 31, 2021	18,702	$2	76,412	$8	$61,188	$(69,770)	$(8,572)
See Notes to Consolidated Financial Statements.

LEAFLY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(12,024)	$(9,964)
Adjustments:
Depreciation	253	312
Stock-based compensation expense	1,022	1,158
Bad debt expense	1,177	1,590
Noncash lease costs	230	248
Noncash interest expense associated with convertible debt	1,370	694
Other	44	308
Changes in operating assets and liabilities:
Accounts receivable	(1,802)	(2,138)
Prepaid expenses and other current assets	(283)	87
Accounts payable	(397)	(3,327)
Accrued expenses and other current liabilities	3,172	1,741
Deferred revenue	390	(501)
Net cash used in operating activities	(6,848)	(9,792)

Cash flows from investing activities
Purchase of property and equipment	(87)	(5)
Proceeds from sale of property and equipment	—	20
Net cash provided by (used in) investing activities	(87)	15

Cash flows from financing activities
Proceeds from exercise of stock options	334	97
Proceeds from convertible promissory notes	31,470	4,624
Proceeds from Series A preferred stock, net	—	3,490
Proceeds from related party payables	—	645
Transaction costs associated with recapitalization	(855)	—
Payments on related party payables	(253)	—
Net cash provided by financing activities	30,696	8,856

Net increase (decrease) in cash, cash equivalents, and restricted cash	23,761	(921)
Cash, cash equivalents, and restricted cash, beginning of period	4,934	5,855
Cash, cash equivalents, and restricted cash, end of period	$28,695	$4,934

Supplemental disclosure of non-cash financing activities
Transaction costs associated with recapitalization in accounts payable and accrued expenses	$1,985	$—
Conversion of promissory notes into Series A preferred stock, net	—	$11,838
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts and percentages)
NOTE 1 — Description of Organization and Business Operations
Leafly Holdings, Inc. (“Leafly” or “the Company”) operates an online cannabis information resource platform and was incorporated in the state of Washington on November 8, 2011. Leafly is headquartered in Seattle, Washington.
The Company has two wholly owned subsidiaries, Leafly Canada Ltd. (“Leafly Canada”) and LMarket, LLC (“Leafly Market”). In April 2020, Leafly Market discontinued operations. The accompanying consolidated financial statements include the financial results of the Company and its wholly owned subsidiaries.
On February 4, 2022 (the “Closing Date”), the Company and Merida Merger Corp I (“Merida”) consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”), by and among Merida, Merida Merger Sub, Inc., a Washington corporation (“Merger Sub I”), Merida Merger Sub II, LLC, a Washington limited liability company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Leafly Holdings, Inc., a Washington corporation (“Leafly”) (the “Business Combination”). The Business Combination resulted in the merger of a subsidiary of Merida into the Company, with the Company being the surviving entity and a wholly-owned subsidiary of Merida. All equity securities of the Company converted into the right to receive the applicable portion of merger consideration pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The Business Combination is accounted for as a recapitalization of Leafly (see Note 19).
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany balances and transactions have been eliminated upon consolidation.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on the reported results of operations.
Certain Risks and Uncertainties
In December 2019, a novel strain of coronavirus (“COVID-19”) was first identified, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. Measures taken by various governments to contain the virus have affected economic activity. The Company has taken measures to monitor and mitigate the effects of COVID-19, including safety and health measures for employees (such as social distancing and working from home).
There is significant uncertainty around the ongoing disruptions related to the COVID-19 pandemic and its impact on the global economy. The extent to which the COVID-19 pandemic could have a significant adverse impact on the Company could be material and cannot be predicted with certainty. At this point, the Company cannot estimate the impact of the outbreak and no provision for this outbreak is reflected in the accompanying financial statements.
NOTE 2 — Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to the allowance for doubtful accounts, the valuation allowance for deferred income tax assets, the fair value of the convertible promissory notes, and the fair value of equity issuances. Management bases its estimates on historical experience, knowledge of current events and actions it may undertake in the future that management believes to be reasonable under the circumstances. Actual results may differ from these estimates and assumptions.

Foreign Currency
The functional currency for the Company’s foreign subsidiaries is the U.S. dollar. The assets and liabilities of our foreign subsidiaries are remeasured to U.S. dollars at current or historic exchange rates, as appropriate. Revenues and expenses are remeasured to U.S. dollars using historic or average monthly exchange rates, as appropriate. Remeasurement gains and losses are included in other income (expense) on the Consolidated Statements of Operations. The assets, liabilities, revenues, and expenses of our foreign subsidiaries are individually less than 10% of our respective consolidated amounts. The Canadian dollar is our primary foreign currency. Remeasurement gains and losses have not been significant.
Foreign Operations
Operations outside the U.S. comprise Leafly Canada’s activities in Canada. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net liabilities of our foreign subsidiaries were $3,932 and $4,388 inclusive of intercompany payables to Leafly Holdings of $5,494 and $5,057 as of December 31, 2021 and December 31, 2020, respectively.
Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company may hold cash balances that exceed the insured limits by the Federal Deposit Insurance Corporation. Restricted cash as of December 31, 2021 and 2020 includes collateral held at the Company’s financial institution and its credit card processing company.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents and restricted cash are deposited with major financial institutions primarily in the U.S. and Canada. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2021 and December 31, 2020, cash and cash equivalents of $1,210 and $581, held in foreign institutions, are not FDIC insured. To date, the Company has not experienced any losses on its cash deposits.
Accounts receivable are unsecured and the Company generally does not require collateral from its customers. The Company evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.
Accounts Receivable, Net and Payment Terms
The Company records accounts receivable at the time of invoicing the customer. Payment terms and conditions vary by contract type and the service being provided. Fees are usually non-refundable. Subscription-based services are typically invoiced monthly in advance and impression-based services are typically invoiced monthly in arrears. Customer payment terms vary by arrangement although payments are typically due within 30 days of invoicing. The timing between the satisfaction of the performance obligations and the payment is not significant and the Company currently does not have any significant financing components or significant payment terms.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts receivable. The allowance reflects the Company's best estimate of probable losses associated with the accounts receivable balance. It is based upon historical experience and loss patterns, the number of days that billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts, and known delinquent accounts. When new information becomes available that allows the Company to estimate the allowance more accurately, it makes an adjustment, which is considered a change in accounting estimate. The carrying value of accounts receivable approximates their fair value due to its short-term nature.

Deferred Transaction Costs

The Company has incurred significant costs direct and incremental to the Business Combination and therefore to the recapitalization of the Company. We have deferred these costs and will offset them against proceeds of the transaction upon completion of the mergers in the first quarter of 2022.

Costs to Obtain Contracts with Customers
Certain sales incentive compensation costs are incremental costs to obtain the related customer contract. For contract costs with amortization periods of more than 12 months, these costs are capitalized in the period in which they are incurred and amortized on a straight-line basis over the expected customer life of the associated contract. There were no capitalized costs to obtain contracts with customers in 2021 or 2020. For contract costs with amortization periods of less than 12 months, the Company applies a practical expedient to expense such costs as incurred.
Property and Equipment

Property and equipment consists of furniture, equipment, and leasehold improvements and are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvements.
Leases

The Company categorizes leases with contractual terms longer than twelve months as either operating or finance. Finance leases are generally those leases that substantially utilize or pay for the entire asset over its estimated life. All other leases are categorized as operating leases. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

Lease liabilities are recognized at the present value of the fixed lease payments, reduced by landlord incentives using an estimated discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases or lease prepayments.

The Company does not recognize its renewal options as part of its right-of-use assets and lease liabilities until it is reasonably certain that it will exercise such renewal options.

The Company does not combine lease and non-lease components; its lease agreements provide specific allocations of the Company’s obligations between lease and non-lease components. As a result, the Company is not required to exercise any judgment in determining such allocations.

Operating lease right-of-use assets were $0 and $230 as of December 31, 2021 and 2020, respectively, and are included in prepaid expenses and other current assets.
Accounting for Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Any impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost or the fair value less the cost to sell.

Revenue from Contracts with Customers

The Company generates revenue by providing customers with online software and advertising services, primarily through subscription agreements. Leafly also provides advertising on a per-impression delivered basis.

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

•Identification of the contract, or contracts, with a customer;
•Identification of the performance obligations in the contract;
•Determination of the transaction price;
•Allocation of the transaction price to the performance obligations in the contract; and
•Recognition of revenue when, or as, the Company satisfies a performance obligation.

Leafly provides to its clients a platform to engage with and advertise to interested consumers. This subscription-based platform is delivered by way of a hosted, web-based application or Software as a Service (SaaS) delivery model. Customers of Leafly never take possession of any software as it is hosted in the cloud.

All the Company’s revenue and trade receivables are generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the Company's customers at an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Customer arrangements are evidenced by written or electronic acceptance of a contract describing the services to be delivered, the timing, and the pricing.

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under Topic 606. The transaction price is allocated to each distinct performance obligation and is recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies and tracks the performance obligations at contract inception so that the Company can monitor and account for the performance obligations over the life of the contract. The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the amount of revenue it recognizes is equal to the amount which the Company has a right to invoice.

The Company’s Retail contracts typically contain a single performance obligation consisting of the hosted software in a multi-tenant environment where support and maintenance are included for customers. Retail contracts with multiple performance obligations contain additional services offerings, either in the form of subscription or one-time service. Additional Retail service offerings change over time but currently include additional mapping, mobile, homepage, and video features, as well as sponsorships, premium placement, pick-up lead generation, insights, and customer communications, including emails and mobile push notifications. Brands customers can purchase any number and combination of services; none of the Brands services require the purchase of another Brands service.

For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (SSP) for any distinct good or service, the Company may be required to allocate the transaction price to each performance obligation using its best estimate for the SSP. The portion of our revenue for which SSP requires estimation has been immaterial.

A majority of the customer contracts have performance obligations that the Company satisfies over time, and revenue is recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation. Some contracts contain a performance obligation that the Company satisfies at a point in time upon delivery of the specified services. Revenues recognized over time are associated with software subscriptions, display ads and audience extension. Revenues recognized at a point in time are associated with branded content and channel advertising.

Practical Expedients and Exemptions - There are several practical expedients and exemptions allowed under Topic 606 that impact the timing of revenue recognition and the Company’s disclosures. Below is a list of practical expedients applied by the Company:

•The Company does not evaluate a contract for a significant financing component if payment is expected within one year or less from the transfer of the promised items to the customer.
•The Company generally expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expense in the consolidated statements of operations.

Contract Balances - The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in contract assets, or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The Company mainly provides subscription services and bills its customers upfront for any services to be performed. As such, the Company did not have any contracts assets as of, or during the year ended, December 31, 2021 or 2020.

Contract Liabilities (Deferred Revenue) - The Company records Deferred Revenue when the Company has received or has the right to receive consideration but has not yet transferred goods or services to the customer. The Company typically invoices its customers for online software on a monthly, quarterly, or annual basis, with payment due 30 days from the date of the invoice. Unpaid invoice amounts for non-cancelable services starting in future periods are included in accounts receivable and deferred revenue.

Cost of Revenue
Cost of revenue consists primarily of credit card processing fees, third-party professional services, website infrastructure and hosting costs, and salaries and employee benefits for the engineering teams responsible for operating the Company’s online software platform.
Product Development
Product development expenses primarily consist of consulting costs, and allocations of various overhead and occupancy costs, and salaries and employee benefits for the engineering teams responsible for developing new products or services or significant improvements to existing products or services. Product development costs that do not meet the criteria for capitalization are expensed as incurred.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against the Company’s deferred income tax assets if based on the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company periodically reviews its operations and significant income tax positions for uncertainties and areas of judgment in the application of complex income tax regulations in several tax jurisdictions and provides a liability for potential income taxes, where applicable. The Company includes any interest and penalties related to unrecognized tax benefits within the provision for taxes.
Advertising
All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses incurred by the Company were $2,076 and $194 and during 2021 and 2020, respectively.
Stock-Based Compensation
Stock-based compensation expense represents the cost of the grant date fair value of stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. When awards include a performance condition that impacts the vesting or exercisability of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the service is provided. Compensation cost for awards with a performance condition are recognized over the shorter of the derived service period or the explicit/implicit service period. Compensation expense for awards subject to market-based conditions are recognized on a straight-line basis over the derived service period, regardless of whether the market condition is satisfied. Forfeitures are recognized and accounted for as they occur.
The fair value of stock options with service or performance conditions is estimated on the date of grant using the Black-Scholes option pricing model, inclusive of assumptions for risk-free interest rates, expected dividends, expected terms, expected volatility, and the fair value of the underlying stock. The fair value of stock options with market conditions is estimated on the date of grant using a Monte Carlo simulation model, inclusive of assumptions for risk-free interest rates, expected terms, expected volatility, and the target price. Significant changes to the key assumptions underlying the factors used could result in different fair values of stock options at each valuation date, which could result in different stock-based compensation expense.

The risk-free interest rates used are based on the U.S. Department of Treasury (U.S. Treasury) yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock options. We base the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. Options granted have a maximum contractual term of 10 years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of Standards 9 and 10 of the Uniform Standards of Professional Appraisal Practice, the Statement on Standards for Valuation Services as set forth by the American Institute of Certified Public Accountants (“AICPA”), ASC Topic 820 Fair Value Measurements and Disclosures, and the AICPA Accounting and Valuation Guide for the Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. The fair value of the common stock has been determined based upon a variety of factors, including the illiquid nature of the common stock, sales of the Company’s preferred stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s unaudited and audited historical financial position and performance and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Recently Adopted Accounting Standards

Income Taxes - On December 18, 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”), which is intended to simplify various aspects of accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU 2019-12 on January 1, 2021. The effect of the adoption of ASU 2019-12 was not material.

Debt with Conversion and Other Options - In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature or convertible instruments with a beneficial conversion feature. As a result, convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, the ASU amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. The amendments in ASU 2020-06 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. Adoption of the standard can either be on a modified retrospective or full retrospective basis.

The Company adopted ASU 2020-06 on January 1, 2021 using the full retrospective method. Accordingly, the Company has presented the consolidated financial statements as if this guidance had been effective during all periods presented. However, the adoption of the new guidance did impact the Company’s interest expense recognized during the year ended December 31, 2020, resulting in a decrease of $11,144. The cumulative effect of the adoption of the new guidance on the Company’s condensed consolidated balance sheet as of December 31, 2020 was a decrease in additional paid-in capital and accumulated deficit of $11,144.

Leases - In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. The standard is effective for the Company as of January 1, 2021 but was early adopted as of January 1, 2020.

The Company adopted and began applying ASC 842 on January 1, 2020 in accordance with Accounting Standards Update (ASU) No. 2018-11, Targeted Improvements to ASC 842, using a modified retrospective approach. Based on its lease portfolio in place at the time of adoption, the Company determined that a cumulative-effect adjustment to the opening balance of accumulated deficit was not needed because there was no difference between the operating lease expense recorded to its condensed consolidated statement of operations following its adoption of ASC 842 and the amount that would have been recorded under ASC 840. The Company will continue to disclose comparative reporting periods prior to January 1, 2020 under ASC 840.

The Company elected to take most of the package of practical expedients permitted under the transition guidance within ASC 842, which allows an entity to not reassess 1) whether any expired or existing contracts contain leases, 2) the lease classification for any expired or existing leases, and 3) the treatment of initial direct costs for any existing leases. The Company did not elect the hindsight practical expedient to determine the lease terms for existing leases.

The Company recorded operating lease right-of-use assets and lease liabilities for all of its leases that met the definition of a lease under ASC 842 and that are greater than twelve months in duration upon its adoption of ASC 842. The most significant changes as a result of adopting ASC 842 were the recognition of operating lease right-of-use assets of approximately $6,700 and operating lease liabilities of approximately $6,400 upon adoption on January 1, 2020. These balances are comprised of the Company's office lease portfolio. The Company de-recognized deferred rent liabilities associated with its office lease portfolio of $143 upon adoption.

Fair Value Disclosure - In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which amended ASC 820, Fair Value Measurement. ASU 2018-13 modified the disclosure requirements for fair value measurements by removing, modifying, and adding certain disclosures. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Cloud Computing - In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. These amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The Company capitalizes implementation costs associated with cloud computing arrangements as a prepaid expense and amortizes the costs to operating expense. The Company adopted ASU 2018-15 prospectively on January 1, 2020. The effect of the adoption of ASU 2018-15 was not material.
NOTE 3 — Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consist of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$28,565	$4,818
Restricted cash	130	116
	$28,695	$4,934
NOTE 4 — Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:

	December 31, 2021	December 31, 2020
Prepaid expenses	$1,191	$734
Operating lease right-of-use assets	—	230
Receivable - Privateer Management (see also Note 13)	—	263
Other current assets	156	381
	$1,347	$1,608

NOTE 5 —Property and Equipment, Net
Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Furniture and equipment	$1,049	$1,062
Leasehold improvements	2	23
	1,051	1,085
Less: accumulated depreciation and amortization	(738)	(562)
	$313	$523
The Company recognized depreciation expense of $253 and $312 for the years ended December 31, 2021 and 2020, respectively.
NOTE 6 — Accrued Expenses and Other Current Liabilities
Accrued expenses consist of the following:

	December 31, 2021	December 31, 2020
Accrued bonuses	$3,668	$1,387
Other employee-related liabilities	2,131	$1,418
Accrued interest	1,313	—
Lease liability	—	183
Other accrued expenses[1]	1,213	577
	$8,325	$3,565
1 There are no individual items within this balance that exceed 10% of the total of the table.
Accrued bonuses include those for executive officers of the Company. Historically, bonuses have been provided to executives on a discretionary basis. Bonus compensation is designed to hold executives accountable and reward them for personal and business performance. The Company offers an annual incentive program for its executive officers whereby they are eligible to receive target bonus payouts, of up to 50% for the CEO and 40% for other named executive officers, of their base salary, with the actual bonus awarded based on a number of factors, including each executive’s personal performance, Leafly’s performance, current market and business climate, and Leafly’s financial circumstances, as determined by the Leafly board of directors.
NOTE 7 — Commitments and Contingencies
In the normal course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial statements.
NOTE 8 — Revenue and Contract Balances
The following table presents revenue by service type for the year ended December 31:

	2021	2020
Advertising	$42,580	$36,036
Other services	456	356
	$43,036	$36,392
The following table presents revenue by geographic region for the year ended December 31:

	2021	2020
United States	$39,366	$33,328
All other countries	3,670	3,064
	$43,036	$36,392

The following table presents revenue by timing of recognition for the year ended December 31:

	2021	2020
Over time
Retail[1]	$33,628	$29,591
Brands[2]	5,904	4,677
	$39,532	$34,268
Point in time
Brands[3]	3,504	2,124
	$43,036	$36,392
1 Revenues from subscription services and display ads
2 Revenues from brand profile subscriptions and digital media (including display ads and audience extension)
3 Revenues from branded content and channel advertising (including direct to consumer email)

Revenues recognized over time are associated with software subscriptions, display ads and audience extension. Revenues recognized at a point in time are associated with branded content and channel advertising. There are no material variations in delivery and revenue recognition periods within the over time category.
During the years ended December 31, 2021 and 2020, no individual customers accounted for 10% or more of consolidated revenue. As of December 31, 2021 and December 31, 2020, one customer accounted for 12% of accounts receivable and no individual customer accounted for 10% or more of accounts receivable, respectively
The allowance for doubtful accounts as of December 31, 2021 and 2020, and the changes in the allowance for doubtful accounts during the years ended December 31, 2021 and 2020, are as follows:

	2021	2020
Balance, beginning of period	$1,131	$614
Add: provision for doubtful accounts	1,177	1,590
Less: write-offs	$(460)	$(1,073)
Balance, end of period	$1,848	$1,131
Contract liabilities consist of deferred revenue, which is recorded on the Consolidated Balance Sheets when the Company has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer.

Deferred revenue as of December 31, 2021 and 2020, and the changes in deferred revenue during the years ended December 31, 2021 and 2020, were as follows:

	2021	2020
Balance, beginning of period	$1,585	$2,086
Add: net increase in current period contract liabilities	1,936	1,585
Less: revenue recognized from beginning balance	(1,546)	(2,086)
Balance, end of period	$1,975	$1,585
A majority of the deferred revenue balance as of December 31, 2021 is expected to be recognized in the subsequent 12-month period. No other contract assets or liabilities are recorded on the Company’s Consolidated Balance Sheets as of December 31, 2021 or 2020.
NOTE 9 — Income Taxes
The Company’s effective tax rate was 0% for the years ended December 31, 2021 and 2020. The effective tax rate was lower than the U.S. federal statutory rate primarily due to the Company’s valuation allowance recorded against its deferred tax assets.
The Company has not identified any unrecognized tax benefits or uncertain tax positions. No liability is recorded on the financial statements and no accrual for interest and penalties was required as of December 31, 2021.  The Company does not expect any material changes related to uncertain tax positions during the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and various U.S. state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject to.
The components of net loss before income taxes for the years ended December 31, 2021 and 2020 consisted of the following:

	2021	2020
United States	$(12,142)	$(9,687)
Foreign	118	(277)
	$(12,024)	$(9,964)
The provision for income taxes differs from the amount estimated by applying the statutory federal income tax rate to net loss before taxes as follows:

	2021	2020
Federal tax benefit at statutory rate	$(2,525)	$(2,093)
State income tax benefit at statutory rate, net of federal benefit	(359)	(316)
Permanent differences	282	197
Change in valuation allowance	2,626	2,206
Deferred adjustments	6	595
Net operating loss carryback – CARES Act	—	(685)
Other adjustments, net	(30)	96
Provision for income taxes	$—	$—
The components of deferred tax assets and liabilities consist of the following:

	2021	2020
Deferred tax assets
Net operating loss carryforwards – domestic	$12,610	$9,895
Net operating loss carryforwards – foreign	1,220	1,252
Intangible assets	12,426	13,576
Accruals	1,398	659
Interest limitation	324	—
Other	60	118
Total deferred tax assets	$28,038	$(25,500)
Valuation allowance	(28,027)	(25,401)
Total deferred tax assets, net of allowance	$11	$99
Deferred tax liabilities
Other	$(11)	$(99)
Total deferred tax liabilities	$(11)	$(99)
Total deferred tax assets, net	$—	$—
The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized. The valuation allowance increased primarily due to the generation of current year net operating losses.
As of December 31, 2021, the Company had $52,952 of U.S. federal, $35,976 of state, and $4,303 of foreign net operating losses available to offset future taxable income. The state net operating loss carryforwards will begin to expire in 2039, if not utilized. The federal net operating losses can be carried forward indefinitely and will not expire. In addition, the use of net operating loss and tax credit carryforwards may be limited under Section 382 of the Internal Revenue Code in certain situations where changes occur in the stock ownership of a company. In the event that the Company has had a change in ownership, utilization of the carryforwards could be restricted.
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Management believes all the income tax returns filed since inception remain open to examination by the major domestic and foreign taxing jurisdictions to which the Company is subject due net operating loss carry forwards.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted March 27, 2020. Among the business provisions, the CARES Act provided for various payroll tax incentives, changes to net operating loss carryback and carryforward rules, business interest expense limitation increases, and bonus depreciation on qualified improvement property. Additionally, the Consolidated Appropriations Act of 2021 was signed on December 27, 2020, which provided additional COVID relief provisions for businesses. The Company has evaluated the impact of both Acts and has determined that any impact is not material to its financial statements.
As of December 31, 2021, the Company asserts to indefinitely reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the U.S. As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the U.S., such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.
NOTE 10 — Convertible Promissory Notes

2021 Notes
In June 2021, the Company issued a series of convertible promissory notes (collectively, the 2021 Notes) totaling approximately $23,970. The 2021 Notes bear interest at 8% annually. The 2021 Notes are considered traditional convertible debt with the entire amount recognized as a liability (with no amount allocated to equity), reduced for direct issuance costs, with initial and subsequent recognition at amortized cost in accordance with the interest method described in Subtopic 835-30. Unless converted, the entire balance of principal and accrued but unpaid interest is due on December 3, 2022. The 2021 Notes are contingently convertible upon the occurrence of certain events. The 2021 Notes convert at a discount to the equity securities purchased by investors in a qualified financing of not less than $25,000, a financing other than a qualified financing (non-qualified financing), or in a qualified public transaction (initial public offering, direct listing, or acquisition transaction with a publicly-listed special purpose acquisition company or its subsidiary). If a qualified financing occurs on or prior to the maturity date, the 2021 Notes will automatically convert to fully-paid non-accessible shares of the preferred stock issued in such qualified financing (the “next round shares”) at the financing conversion price. If a non-qualified financing occurs on or prior to the maturity date, note holders acting as a group at the election of holder majority, may elect to convert all or any portion (on a pro-rata basis) of the outstanding amount into fully-paid non-accessible next round shares at the financing conversion price. If a qualified public transaction occurs on or prior to the maturity date, then immediately upon the consummation of such transaction the outstanding amount of each holder’s note shall automatically convert into shares of the common stock at the public transaction conversion price. The financing conversion price is the per share price equal to 80% of the lowest price per share paid by purchasers of the next round shares, who are purchasing such shares with cash (and not, for example, by conversion of notes or cancellations of indebtedness). The public transaction conversion price is (i) for an initial public offering (IPO), 80% of the price to the public in the qualified IPO, (ii) if the conversion is connected to a qualified direct listing, 80% of the initial sale price to the public in the direct listing, and (iii) if the conversion is in connection with a qualified SPAC transaction, 80% of the implied price per share of common stock in the qualified SPAC transaction. An accelerated maturity of the 2021 Notes will be triggered by a company sale. If the sale occurs prior to the maturity date, the Company at the election of the holder may (i) repay the entire outstanding amount of the 2021 Notes in full or (ii) convert the same entire outstanding amount into shares of the Company’s most senior series of the preferred stock (or into that number of shares of common stock into which such preferred stock would be convertible) at a price per share equal to 80% of the implied price per share of common stock in the company sale. Subject to applicable terms specified in the note, the outstanding amount will be immediately and unconditionally due and payable on the maturity date, or upon default, the note shall accelerate and become immediately due and payable. The Company’s payment obligations under the 2021 Notes are unsecured.
In August 2021, the Company issued additional convertible promissory notes totaling $7,500 to Merida Capital, an affiliate of Merida. As of December 31, 2021, the cumulative amount raised through the 2021 Notes is $31,470, and the cumulative amount held by Merida is $15,000. These notes are subject to the same interest rate, maturity, and conversion terms of the existing series of 2021 Notes; however, they are subject to unique repayment terms under certain conditions. If the transactions contemplated by the merger agreement are not completed on or prior to May 16, 2022 other than as a result of market conditions, the failure to receive any required approvals or any events, circumstances or actions outside of the control of Leafly or Merida, Merida may request repayment of all $15,000 outstanding convertible promissory notes held by them plus accrued interest. If the transactions contemplated by the merger agreement do not close by such date as a result of any of the foregoing reasons, Merida can request repayment of all outstanding convertible promissory notes plus accrued interest held by them on November 16, 2022.

Notwithstanding, conversion options discussed herein, the Company may not prepay the amount due in whole or in part without the written consent of the lead investor. As of December 31, 2021, the net carrying amount of the 2021 Notes was $31,377, which includes unamortized issuance costs of $93. The estimated fair value of the convertible debt instruments was $33,490 as of December 31, 2021. The fair value was measured using an income approach, which is Level 2 in the fair value hierarchy.
On February 4, 2022, in connection with the merger of Merida and Leafly, the 2021 Notes converted to approximately 12.6 million shares of Leafy common stock at the financing conversion price of approximately $2.63, which was 80% of the implied price per share of common stock in the Business Combination. Upon closing of the Business Combination, the shares of common stock then converted to shares of common stock of the combined company using the conversion ratio of 0.3283, which was used for conversion of all Leafy securities. Additional convertible notes were issued in 2022 in connection with the Business Combination (see Note 19).

2019 Notes
In 2020 and 2019, the Company issued a series of similar convertible promissory notes (collectively, the 2019 Notes) totaling $4,650 and $6,520, respectively. The 2019 Notes bear interest at 8% annually and were due two years from the issuance date. The 2019 Notes were convertible into shares of preferred stock issued in a qualified financing with a minimum amount of $30,000. If a qualified financing did not occur before September 30, 2020, the holders of a majority of the outstanding 2019 Notes could elect to convert the series of 2019 Notes into shares of the Company’s existing equity securities at their discretion. If neither a qualified financing occurred nor the holders of a majority of the outstanding 2019 Notes elected to convert, then individual holders could elect to convert their individual notes or accelerate the repayment of the outstanding principal plus any interest payable as if the note is being held to the maturity date. The 2019 Notes were convertible into shares of the Company’s existing equity securities, or preferred stock if sold to investors in the next financing. The conversion price was equal to 75% of the lesser of (a) the price per share paid by investors in the next financing round or (b) the quotient obtained by dividing $300,000 by the total number of shares outstanding on a fully diluted basis.
A qualified financing did not occur prior to September 30, 2020, and the holders of a majority of the 2019 Notes elected to convert the entire series of 2019 Notes to Series A preferred stock at a conversion price of $0.78. The entire series of outstanding 2019 Notes with an aggregate principal balance of $11,170 and accrued interest of $693 converted into 15,214 shares of Series A preferred stock on September 30, 2020 (see Note 11).
NOTE 11 — Stockholders’ Equity
Convertible Series A Preferred Stock
During the second quarter of 2020, the Company issued 3,488 shares of Series A preferred stock (“Series A”) in exchange for gross proceeds of $3,650, less issuance costs of $160. During the third quarter of 2020, the Company issued 15,214 shares of Series A in exchange for the conversion of outstanding promissory notes of $11,170 and accrued interest of $693, less issuance costs of $25 (see Note 10).
The rights, preferences, privileges, and restrictions for holders of Series A are as follows:
Dividends - The holders of Series A are entitled to receive non-cumulative dividends. Dividends are payable when and if declared by the Board of Directors.
Voting - The holders of Series A are entitled to voting rights equal to the number of shares of Class 2 common stock into which each share of Series A could be converted and shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.
Liquidation - In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to holders of common stock, the original issue price ($1.0392 per share), plus any declared but unpaid dividends. As of December 31, 2021, the aggregate liquidation preference is $19,436. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of Series A are insufficient to permit the above payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A in proportion to the preferential amount each such holder would otherwise be entitled to receive.

Upon the completion of the distribution to the holders of Series A, all remaining assets, if any, shall be distributed ratably to the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Conversion - Shares of Series A are convertible at any time at the option of the holder into such number of fully paid and non-assessable shares of Class 2 common stock as is determined by dividing the Series A original issue price ($1.0392 per share) by the Series A conversion price (initially $1.0392, subject to adjustment) in effect at the time of the conversion. All outstanding shares of Series A shall automatically be converted into shares of Class 2 common stock at the then effective conversion rate upon either (a) the closing of the sale of shares of Class 2 common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or (b) the date and time specified by the vote or written consent of the holders of a majority of the then outstanding shares of Series A.
Redemption - Series A is not redeemable at the option of the holder.
Common Stock
A summary of common stock is as follows as of December 31:

			2021		2020
	Par Value	Voting Rights	Authorized	Outstanding	Authorized	Outstanding
Class 1 common stock	$0.0001	10 votes per share	74,500	28,564	74,500	28,564
Class 2 common stock	$0.0001	1 vote per share	119,000	41,892	119,000	41,892
Class 3 common stock	$0.0001	no voting rights	17,751	5,956	16,151	4,939
			211,251	76,412	209,651	75,395
In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of each class of common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.
Shares of Class 1 common stock are convertible, one-for-one, into shares of Class 2 common stock at any time at the option of the holder. Each share of Class 1 common stock automatically converts into one fully paid and nonassessable share of Class 2 common stock immediately upon a transfer, other than a permitted transfer as defined, of such share of Class 1 common stock. Each share of Class 1 and Class 3 common stock automatically converts into one fully paid and nonassessable share of Class 2 common stock immediately upon the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, on or after the first day in which the Securities Exchange is open for trading on which the outstanding shares of Class 1 common stock represent less than 10% of the aggregate number of shares of the then outstanding Class 1 common stock and Class 2 common stock.
Common Stock Reserved for Future Issuance
As of December 31, 2021, the Company had reserved shares of Class 2 common stock for future issuance in connection with the following:

Number of Shares
Stock options outstanding	11,729
Stock options available for future grants	67
Class 1 common stock	28,564
Class 3 common stock	5,956
46,316
Upon closing of the Business Combination, all outstanding stock options and stock converted to shares of common stock of the combined company using the conversion ratio of 0.3283 (see Note 19).
NOTE 12 — Equity Incentive Plans
We currently maintain the Leafly Holdings, Inc. 2018 Equity Incentive Plan (“2018 Leafly Plan”), which became effective on April 17, 2018. The 2018 Leafly Plan terminated upon closing of the Business Combination in 2022 (see Note 19) but then outstanding options under the 2018 Leafly Plan remain outstanding pursuant to their terms, with adjustments to the number of shares and exercise prices to reflect the terms of the Business Combination. The material terms of the 2018 Plan are:

•An aggregate of 3,000 shares of stock, subsequently increased to 17,751 shares of stock, were reserved for issuance pursuant to awards granted under the 2018 Plan.
•Our board of directors administers the 2018 Leafly Plan and may delegate certain of its duties and responsibilities to a committee of the board, and, to the extent permitted under the applicable law and the 2018 Leafly Plan, officers of the Company.
•Awards under the 2018 Leafly Plan may be granted to employees, directors, and consultants of the Company and its subsidiaries.
•In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards will be treated as set forth in the agreement governing such transaction.
•With limited exceptions, awards under the 2018 Leafly Plan are generally non-transferable prior to vesting unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

As of December 31, 2021, the 2018 Leafly Plan has authorized a maximum of 17,751 shares of Class 3 common stock for issuance.
The following weighted-average assumptions were used in the Black-Scholes option pricing model for the years ended December 31:

	2021	2020
Risk-free interest rate	1.15%	0.63%
Expected term in years	5.9	5.5
Expected volatility	61%	58%
Expected dividend yield	0%	0%
The weighted-average grant-date fair value of options with service and performance conditions granted under the 2018 Leafly Plan was $0.37 and $0.30 per share for years ended December 31, 2021 and 2020, respectively. The weighted-average grant-date fair value of options with market conditions was $1.28 for the year ended December 31, 2021. There were no options with market conditions granted during the year ended December 31, 2020.
In October 2021, the Company granted stock options to purchase 300,000 shares of the Company's Class 3 common stock at an exercise price of $2.71. These options will vest only if Leafly's gross revenue equals or exceeds certain thresholds for the years ending December 31, 2022 and 2023. The total fair value of these options was $462, estimated using the Black-Scholes options pricing model and the assumptions above.
In October 2021, the Company also granted stock options to purchase an additional 150,000 shares of the Company's Class 3 common stock at an exercise price of $2.71. These options will vest only if the price of the Company's Class 3 common stock reaches a $1 billion market capitalization target for a period of 20 consecutive trading days on or before the fourth anniversary of the closing of the Business Combination (see Note 19). The total fair value of these options was $193, estimated using a Monte-Carlo simulation model. The assumptions used to value the awards are a risk-free interest rate of 0.96%, an expected term of 6.1 years, expected volatility of 68%, and expected dividend yield of 0%.

Stock option activity under the 2018 Leafly Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2020	5,765	0.33
Granted	7,818	0.70
Exercised	(1,017)	0.35
Forfeited or expired	(837)	0.37
Outstanding at December 31, 2021	11,729	$0.58	$24,018	8.85

Vested and exercisable	4,203	$0.33	$10,019	8.23
During the years ended December 31, 2021 and 2020, the total intrinsic value of exercised stock options was approximately $1,600 and $280, respectively. The total fair value of shares vested during the years ended December 31, 2021 and 2020, was approximately $915 and $770, respectively.
As of December 31, 2021, there was $2,857 of unrecognized compensation cost which is expected to be recognized over a weighted-average service period of approximately 0.97 years. In addition, there was $364 of unrecognized compensation cost associated with certain stock options granted to our CEO, which vested upon closing of the Business Combination in February 2022. Please see Note 19 for further discussion of the terms of these awards.
2020 Stock Option Repricing
During 2020, the Board of Directors approved a stock option repricing program whereby certain previously granted and unexercised options held by current employees with exercise prices above $0.36 per share were repriced on a one-for-one basis to $0.36 per share which represented the per share fair market value of the Company’s common stock as of the date of the repricing. The vesting terms of certain options were also modified from a liquidity-based performance condition to a time-based service condition. There was no other modification to the vesting schedule of the previously issued options. As a result, 1,979 unexercised options originally granted to purchase common stock at prices ranging from $0.77 to $1.58 per share were repriced under this program. The Company treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation cost of $220. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options.
Early Exercised Options
Prior to the close of the Business Combination, the Company allowed certain employees to “early exercise” unvested stock options. Upon early exercise, an employee was deemed to own restricted stock for income tax purposes, which then continued to vest under the award’s original terms. Consequently, the restricted stock received upon exercise was subject to a lapsing repurchase right by the Company for any unvested shares upon an employee’s termination of service with the Company. Such an exercise is not substantive for accounting purposes and the award continues to be accounted for as a stock option. The short-term liability and long-term liability associated with cash received from the early exercise of unvested options is included in other current liabilities and other liabilities, respectively, on the Consolidated Balance Sheets.
A summary of early exercise activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Other Liabilities
Unvested at December 31, 2019	1,015	$0.65	$663
Vested	(516)	0.54	(279)
Forfeited or expired	(464)	$0.77	$(357)
Unvested at December 31, 2020	35	$0.77	$27
Vested	(35)	$0.77	$(27)
Unvested at December 31, 2021	—	$—	$—
Following the Business Combination, new equity awards will be granted under the New Leafly 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan (see Note 19).
NOTE 13 — Related Party Transactions
Officer Note
In March 2019, the Company issued a recourse promissory note (the “Officer Note”) in the amount of $1,024 to John T. Leslie, who was an officer of the Company. The Officer Note bore interest at 2.55%, compounded annually, and was secured by 1,330 shares of common stock.
Although this Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the Officer Note reflected the legal term of the stock option for purposes of valuing the award.
In August 2020, in connection with Mr. Leslie’s separation, the Company cancelled the Officer Note and associated accrued interest in exchange for the repurchase of 1,505 unvested shares and 424 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share.
Privateer Holdings and Privateer Management
Leafly was a wholly owned subsidiary of Privateer Holdings, Inc. until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Ten Eleven Management LLC dba Privateer Management. Two individuals on Leafly’s board of directors as of December 31, 2021, Michael Blue and Christian Groh, are officers of Privateer Management, which has therefore been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of the Company, and at times the Company paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During the years ended December 31, 2021 and 2020, the Company recorded $0 and $1,205, respectively, for these expenses within general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, the Company reported receivables of $0 and $263, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, the Company owed $0 and $580, respectively, to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.
Other
One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and has therefore been identified as a related party. During years ended December 31, 2021 and 2020, the Company recorded approximately $142 and $239, respectively, of revenue earned from contracts with this customer.
In June 2021, Mr. Kennedy purchased a convertible promissory note totaling $1,000. The note was issued as part of the existing series of 2021 Notes (see Note 10) and is subject to the same interest rate, maturity, and conversion terms.
NOTE 14 – Defined Contribution Plan
The Company recognized expense from matching contributions to the Company-sponsored defined contribution retirement plan of $712 and $616 for the years ended December 31, 2021 and 2020, respectively.

NOTE 15 – Leases
The Company leases its facilities under non-cancelable operating leases, which expire at various dates through February 2022. Under the terms of the agreements, the Company is responsible for certain insurance and maintenance expenses. The Company records rent expense on a straight-line basis over the terms of the underlying leases. The difference between cash payments required and rent expense is recorded as amortization against outstanding lease liabilities and right of use assets. The Company's leases and subleases do not include any variable lease payments, residual value guarantees, related-party leases, or restrictions or covenants that would limit or prevent the Company from exercising its right to obtain substantially all of the economic benefits from use of the respective assets during the lease term.
In May 2020, the Company amended an office lease for its headquarters in Seattle to reduce the square feet and the monthly payment to $75 per month effective August 1, 2020 and terminated the lease on March 31, 2021.
Operating lease cost for the year ended December 31, 2021 was $389. During the year ended December 31, 2020, the Company recognized rent expense of $1,582 on a straight-line basis over the lease period under the previous lease accounting standard. Operating cash flows used by operating leases for the years ended December 31, 2021 and 2020 were $225 and $1,282, respectively. The weighted-average remaining lease term was 0.25 years and the weighted-average discount rate was 8% as of December 31, 2020. Future lease payments were immaterial as of December 31, 2021.
NOTE 16 — Restructuring Charges
During the year ended December 31, 2020, in response to COVID-19 and the associated potential impact on the Company’s business, certain employees were terminated, and the Company recorded $550 of pre-tax severance expense of which $232 is within sales and marketing expenses, $162 is within product development expenses, and $156 is within general and administrative expenses in our Consolidated Statements of Operations. Accrued severance expense was paid out prior to the end of each quarter during which the Company recorded the associated expense.
NOTE 17 — Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss is not attributed to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, preferred stock, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share attributable to common stockholders, as a group, for the periods presented:

	Years Ended December 31,
	2021	2020
Net loss (numerator)	$(12,024)	$(9,964)
Weighted average shares outstanding (denominator)	75,791	76,431
Basic and diluted net loss per share	$(0.16)	$(0.13)
The Company had three classes of common stock outstanding during the periods presented. Following are the calculations of basic and diluted net loss per share for each class of common stock:

	Year Ended December 31, 2021
	Class 1	Class 2	Class 3
Net loss (numerator)	$(4,532)	$(6,646)	$(846)
Weighted average shares outstanding (denominator)	28,564	41,892	5,335
Basic and diluted net loss per share	$(0.16)	$(0.16)	$(0.16)

	Year Ended December 31, 2020
	Class 1	Class 2	Class 3
Net loss (numerator)	$(3,725)	$(5,460)	$(779)
Weighted average shares outstanding (denominator)	28,570	41,886	5,975
Basic and diluted net loss per share	$(0.13)	$(0.13)	$(0.13)
The following shares of common stock subject to outstanding options, convertible notes, and convertible preferred stock were excluded from the computation of diluted net income per share attributable to common stockholders for the periods presented as their effect would have been antidilutive:

	Years Ended December 31,
	2021	2020
Shares subject to outstanding common stock options	11,729	6
Shares subject to convertible promissory notes	39,433	—
Series A preferred stock	18,702	18,702
	69,864	18,708
See Note 10 for additional information regarding convertible promissory notes. See Note 11 for additional information regarding the terms of the preferred stock. See Note 12 for additional information regarding stock options.
NOTE 18 — Segment Reporting
Operating segments are components of an enterprise for which discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding the allocation of resources and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. Segment gross profit is the segment measure of profit or loss used to assess segment performance. The Company operates its business and reports its financial performance using two segments: Retail and Brands, which are groupings of service offerings, as described below.
Retail comprises offerings that allow the Company’s customers to engage in commerce with their customers, in addition to the Brands advertising and marketing offerings.
Brands comprises offerings that allow the Company’s customers to advertise and market to their customers. These offerings include advertising and marketing through directory listing, direct emails, and mobile push notifications, for example. Brands offerings do not include commerce functionality.

Segment revenue and gross profit were as follows during the periods presented:

	Year Ended December 31,
	2021	2020
Revenue:
Retail	$33,628	29,591
Brands	9,408	6,801
Total revenue	$43,036	$36,392
Gross profit:
Retail	30,435	26,290
Brands	7,618	5,140
Total gross profit	$38,053	$31,430
Assets are not allocated to segments for internal reporting presentations, nor are depreciation and amortization.
Geographic Areas
The Company’s operations are primarily in the U.S. and to a lesser extent, in certain other countries. Refer to Note 8 for revenue classified by major geographic area.
NOTE 19 — Subsequent Events

Business Combination

On February 4, 2022, Leafly consummated the business combination pursuant to the Agreement and Plan of Merger dated August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”). Leafly entered into the Merger Agreement with Merida, Merger Sub I and Merger Sub II. Merger Sub I merged with and into Leafly, with Leafly surviving as a wholly owned subsidiary of Merida, and following the Initial Merger and as part of a single integrated transaction with the Initial Merger, Leafly merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Merida. Leafly was deemed the accounting predecessor and New Leafly is the successor SEC registrant, which means that Leafly’s financial statements for previous periods will be disclosed in Leafly’s future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is Merida, for financial accounting and reporting purposes under U.S. GAAP, Leafly is the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Leafly in many respects. Under this method of accounting, Merida is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Leafly is deemed to be the accounting acquirer in the Business Combination and, consequently, the Business Combination will be treated as a recapitalization of Leafly (i.e., a capital transaction involving the issuance of stock by Merida for the stock of Leafly). Accordingly, the consolidated assets, liabilities, and results of operations of Leafly became the historical financial statements of New Leafly, and Merida’s assets, liabilities and results of operations will be consolidated with Leafly’s beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Leafly in future reports. The net assets of Merida will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. We anticipate that the most significant change in Leafly’s reported financial position as a result of the closing of the Business Combination will be an increase in cash and cash equivalents of approximately $18 million from net proceeds, including proceeds from convertible notes issued upon closing of the Business Combination.

In addition, $39 million from Merida's trust account was placed in escrow upon closing of the Business Combination, all or a portion of which may become available to Leafly. On December 22, 2021 and January 10, 2022, Merida entered into agreements with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such stockholders agreed not to seek redemption of up to 4,000,000 shares in aggregate in connection with Merida’s special meeting to approve the Business Combination. Pursuant to these agreements, the counterparties may elect to sell and transfer to the Company, and the Company shall purchase from the counterparties, up to 4,000,000 shares at a price per Share equal to $10.16 per Share or $10.01 per Share, as applicable. If the parties to these agreements (as described in the Prospectus Supplement we filed with the SEC on January 18, 2022) exercise their rights to put their shares back to Leafly within three months of the closing of the Business Combination, such amount placed in escrow may not become available to Leafly, or may be available only in part.
As a consequence of the Business Combination, Leafly became the successor to an SEC-registered and Nasdaq-listed company which requires Leafly to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Leafly has incurred, and expects to continue to incur, additional expenses as a public company for, among other things: additional directors’ and officers’ liability insurance; compensation for directors and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees; and costs of certain related software tools.
Direct costs of the Business Combination and resulting recapitalization have been recorded to Prepaid expenses and other current assets in our Consolidated Balance Sheets and will be reclassified to additional paid-in capital upon closing of the Business Combination in 2022, while general costs associated with operating as a public company are expensed throughout our Consolidated Statements of Operations, as applicable, primarily to General and Administrative. We anticipate we will incur approximately $8.5 million to $9.5 million annually in incremental costs of operating as a public company.
2021 Plan

The New Leafly 2021 Equity Incentive Plan (the “2021 Plan”) became effective immediately upon closing the Business Combination. Pursuant to the 2021 Plan, 4,502,495 shares of common stock are initially reserved for issuance. During the term of the 2021 Plan, the number of shares of common stock thereunder automatically increase on each January 1, commencing on January 1, 2023, and ending on (and including) January 1, 2031, by the lesser of (i) 10% of the fully diluted shares of common stock as of the last day of the preceding fiscal year and (ii) 4,502,495 shares (adjusted pursuant to the terms of the 2021 Plan). No awards have been granted under this plan as of the date of this filing.

Earn Out Plan

The Earn Out Plan became effective immediately upon closing of the Business Combination. Pursuant to the 2021 Earnout Plan, 570,927 shares of Common Stock have been reserved for issuance under the Earn Out Plan. These shares will vest if the Company achieves certain thresholds prior to the third anniversary of the Business Combination. No awards have been granted under this plan as of the date of this filing.

Additionally, as a result of the Mergers, Leafly shareholders have been granted the contingent right to receive up to 5,429,073 restricted shares of Common Stock (“Earn Out Shares”) that will vest if the Company achieves certain thresholds prior to the third anniversary of the Business Combination.

2021 Employee Stock Purchase Plan

The New Leafly 2021 Employee Stock Purchase Plan (the “ESPP”) became effective immediately upon closing the Business Combination. Pursuant to the ESPP, 1,125,624 shares of common stock are initially reserved for issuance. During the term of the ESPP, the number of shares of common stock thereunder automatically increases on each January 1, commencing on January 1, 2023 and ending on (and including) January 1, 2031, by the lesser of (i) 2.5% of the fully diluted shares of common stock as of the last day of the preceding fiscal year and (ii) 1,125,624 shares (as adjusted pursuant to the terms of the ESPP). No employees participate in the ESPP yet as of the date of this filing.

Option Modification

Concurrent with the closing of the Business Combination, the vesting provisions of stock options previously granted to our Chief Executive Officer in 2021 to purchase 2,916,596 shares of common stock were modified. The original award included the following vesting provisions:

•Liquidity Event Option: A stock option to purchase 1,458,298 shares of common stock will vest upon the earlier of (a) the closing of the Initial Public Offering of the Company's common stock or (b) a change in control, provided the recipient remains in continuous service.
•Milestone Option: A stock option to purchase 1,458,298 shares of common stock will vest one-third each upon the achievement of the three annual revenue targets of $75 million, $150 million, and $300 million, provided the recipient remains in continuous service:

The modified vesting provisions are as follows:

•Liquidity Event Option: A stock option to purchase 1,458,298 shares of common stock will vest as follows, provided the recipient remains in continuous service: 50% upon the closing of the Business Combination and 50% upon the earlier of (i) the Company’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”) or (ii) a change in control
•Milestone Option: A stock option to purchase 1,458,298 shares of common stock will vest upon the achievement of the following milestones, provided that the recipient remains in continuous service:
◦First Milestone: 50% of the total number of shares subject to the stock options will vest if the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds $65 million. A prorata amount vests in the event that the Company’s gross revenue equals or exceeds 90% of the revenue target.
◦Second Milestone: 50% of the total number of shares subject to the stock options will vest if the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds $101 million. A prorata amount vests in the event that the Company’s gross revenue equals or exceeds 90% of the revenue target.
◦In the event the Second Milestone is achieved, any unvested portion of the stock option subject to the First Milestone will fully vest.
◦In the event the Market Cap Milestone is achieved, any unvested portion of the Milestone Option will fully vest.
◦The date of vesting for the Milestone Option will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable revenue target was attained or, (ii) the date the Market Cap Milestone is achieved.
◦All shares subject to the Milestone Option will vest immediately upon a change in control.
◦The Milestone Option will remain outstanding unless and until the last possible time that the Second Milestone can be achieved, the Market Cap Milestone can be achieved, or a change in control may occur during the term of the Milestone Option award, subject to the recipient's continued service.

2022 Notes

In January 2022, Merida entered into a $30 million convertible note purchase agreement with certain investors in accordance with the 2022 Note Purchase Agreement ("2022 Notes"). Leafly guaranteed and joined as a party to the 2022 Notes on February 4, 2022 in connection with the Business Combination. The 2022 Notes bear interest at 8% annually, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and mature on January 31, 2025. The 2022 Notes are unsecured convertible senior notes due 2025. They are convertible at the option of the holders at any time before maturity at an initial conversion share price of $12.50. In addition, the Company may, at its election, force the conversion of the 2022 Notes on or after January 31, 2024, if the volume-weighted average trading price of the Company’s common stock exceeds $18.00 for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days. The Company also has the option, on or after January 31, 2023 and prior to the 40th trading day immediately before the maturity date and subject to the holders’ ability to optionally convert, to redeem all or a portion of the 2022 Notes at a cash redemption price equal to 100% of the principal amount of the 2022 Notes, plus accrued and unpaid interest, if any. The holders of the 2022 Notes have the right to cause the Company to repurchase for cash all or a portion of the 2022 Notes held by such holder upon the occurrence of a “fundamental change” (as defined) or in connection with certain asset sales, in each case at a price equal to 100% of par plus accrued and unpaid interest, if any.